Exhibit 10.12

May 20, 2021

Jill Wyant

****

Dear Jill,

I am pleased to confirm our offer to you to join our team at Madison Industries (the “Company”) as the Chief Executive Officer (“CEO”) for Madison Indoor Air Quality (“MIAQ”). Your position will be located in Minneapolis, Minnesota. We are looking forward to having you join our team, and we are excited that you are joining us on our journey to make the world safer, healthier and more productive. This letter confirms the terms and conditions of employment that you and I have previously discussed. Your target start date is June 14, 2021.

As MIAQ’s CEO, you will report directly to me. Your annual base salary will be $900,000.00, (“Base Salary”) which will be paid bi-weekly ($34,615.38 per pay period) in accordance with the MIAQ’s normal payroll procedures. Your annual base salary will be reviewed for increase only on at least an annual basis with the first review occurring in 2022. You will be eligible to participate in the MIAQ Incentive Compensation Plan. Your target bonus payout will be at least 100% of your Base Salary (the “Annual Bonus”) with a cap of 200% of target. The actual payout will, of course, depend on the MIAQ’s achievement of the defined performance measures which will be developed in good faith after taking into account your input. For the 2021 bonus plan year, your bonus payout will be prorated for the seven months June 1, 2021 to December 31, 2021, and will not be less than your prorated target bonus.

In addition, you will receive a Madison Indoor Air Solutions Equity Appreciation Rights (“EAR”) award with a current day value of $7,972,623 and an estimated future potential value of $38,774,721 in 2025. In addition, with an investment of $2,500,000, your total estimated value of the investment and EAR would be over $53,503,603 in 2025.

During your employment with the Company and its affiliated companies, you will be permitted to continue to serve on the Board of Directors of The Dow Chemical Company and on charitable/not-for-profit boards, and you will be eligible to participate in the benefit plans maintained by the Company for the benefit of its employees including five weeks of vacation per calendar year (pro rated for partial years) in accordance with the Company’s applicable policies. We will provide you with the relevant enrollment information for our various benefit plan options. In addition, the Company shall reimburse your legal fees incurred in reviewing these employment documents.

This offer is contingent upon you successfully passing a pre-employment drug screen, and the positive results of a background check. Also, your execution of a confidentiality, non-com petition and nonsolicitation agreement is a condition of employment with the Company and its affiliated companies. In addition, you will be required to complete applicable pre-employment paperwork and show evidence of your I-9 eligibility to work.

If your employment is terminated by the Company without Cause or you resign your employment for Good Reason (as defined below), in addition to a pro rata target bonus for the applicable portion of the year of termination, you will be entitled to severance in the amount of 150% of your annual Base Salary payable under the normal bi-weekly payroll practice of the Company, provided that you execute and do not revoke the Company’s standard general release of all claims, which must become effective with 28 days after the termination of your employment. If your employment is terminated by the Company without Cause (as defined below) or you resign your employment for Good Reason (as defined below), in either case wi1hin one year prior to the consummation of a Change in Control (the “Closing”), then all outstanding awards under the EAR which were unvested as of your termination of employment shall fully vest upon such Closing. For purposes of this offer letter, “Cause” means (a) indictment of, or plea of guilty or nolo contendre to, any felony or a lesser crime involving dishonesty, fraud, misappropriation, theft, wrongful taking of property, embezzlement, bribery, forgery, extortion or other crime of moral turpitude, in connection with your employment hereunder or which has a material adverse effect on the Company; (b) your commission of fraud, misappropriation or embezzlement, (c) the theft or misappropriation by you involving any property or money of the Company, (d) your use of illegal drugs or controlled substances (excluding those lawfully prescribed to you by a medical provider) that adversely affects your job performance, (e) your material breach of the terms of this offer letter, (f) your violation of any restrictive covenants in any agreement with the Company or any of its affiliates, including the EAR, (g) your violation of any material written policy of the Company that could adversely affect the Company, or (h) the willful or gross neglect of your duties, willful or gross misconduct in performance of your duties, or the willful violation by you of any written Company policy that adversely affects your performance of your duties which, if curable, is not cured in a manner reasonably acceptable to the Company’s Chief Executive Officer within ten (10) days after your receipt of written notice from the Company, (provided, however, the failure to achieve performance or strategic targets, goals, or initiatives shall not be considered “Cause” if you have undertaken reasonable and good faith efforts to achieve such targets, goals or initiatives).

For purposes of this letter, “Good Reason” shall mean, without your consent, (i) a material reduction in the nature or scope of your responsibilities, duties, or authorities; (ii) a material reduction in your Base Salary (except for an across-the-board reduction of less than ten percent of your Base Salary that affects all similar1y situated executives) or bonus opportunity; (iii) a material breach by the Company of this letter agreement or (iv) a material change in the primary geographic location at which you must perform the services, provided that, in order to resign for Good Reason you must deliver a written notice to the Company of the event that you believe constitutes Good Reason hereunder within ten (10) days that you become aware of such event and the Company must be provided with the opportunity to cure such reduction or change within ten (10) days following the Company’s receipt of such written notice and, to the extent the Company fails to cure such event, you terminate employment within ten (10) days after the end of the ten (10) day cure period. Notwithstanding the foregoing, in the event that the Board reasonably believes that you have engaged in conduct that would constitute Cause hereunder, the Board may, in its sole and absolute discretion, suspend you from performing your duties hereunder while such conduct is reviewed by the Board. In no event will any such suspension constitute an event pursuant to which you may terminate employment with Good Reason or otherwise constitute a breach hereunder. You acknowledge that the Company or any of its affiliates or subsidiaries may engage in a transaction or transactions that results in the combination of the business conducted by the Company and its subsidiaries with another business. In such case, the Company and its affiliates and subsidiaries may become part of a new business structure that involves, for example, a new parent and new reporting structure (including, for example, a structure in which the Chief Financial Officer of the Company reports to the Chief Financial Officer of another officer of the companied business). Any such transaction, business combination, corporate restructuring and/or new reporting structure and any change in responsibility naturally resulting therefrom, will not, ipso facto, constitute grounds for Good Reason termination.

For purposes of this letter “Change in Control” means either (i) the sale, lease, transfer, conveyance or other disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to one or more Independent Third Parties or (ii) a transaction or series of related transactions (including byway of merger, consolidation, recapitalization, reorganization or sale of securities) the result of which is that the direct or indirect equity owners of the Company immediately prior to such transaction, together with their affiliates, are after giving effect to such transaction no longer, in the aggregate, the “beneficial owners” (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Securities Exchange Act of 1933, as amended), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding voting securities of the Company or any successor thereto; and “Independent Third Party” means any person or entity, other than a person or entity which immediately prior to the contemplated transaction is, together with its affiliates, a “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Securities Exchange Act of 1933, as amended) of more than 20% of the voting power of the outstanding voting securities of the Company.

This letter is not a contract of employment and all employment positions at the Company are “at will” positions, meaning that you may leave your employment at any time for any reason and the Company may terminate your employment at any time for any reason.

On behalf of Madison Industries, I am pleased that you have chosen to become part of our team in support of our mission to make the world safer, healthier, and more productive. We look forward to your acceptance and having you join our team.

Sincerely,

Andy Silvernail CEO

Madison Industries

444 WEST LAKE, SUITE 4400 CHICAGO, IL 60606 MADISON.NET

I have read, fully understand, accept and agree to the terms of this letter:

Name:	Jill Wyant

Sign:	/s/ Jill Wyant

Date:	May 20, 2021